Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Agreement No.

STANDARD EXCLUSIVE LICENSE AGREEMENT

WITH SUBLICENSING TERMS

TABLE OF CONTENTS

Section 1.	Definitions
Section 2.	Grant
Section 3.	Due Diligence
Section 4.	Payments
Section 5.	Certain Warranties and Disclaimers of UFRF
Section 6.	Record Keeping
Section 7.	Patent Prosecution
Section 8.	Infringement and Invalidity
Section 9.	Term and Termination
Section 11.	Dispute Resolution Procedures
Section 12.	Product Liability; Conduct of Business
Section 13.	Use of Names
Section 14.	Miscellaneous
Section 15.	Notices
Section 16.	Contract Formation and Authority
Section 17.	Confidentiality
Section 18.	University Rules and Regulations

Appendix A - Development Plan

Appendix B - Development Report

Appendix C - UFRF Royalty Report

Appendix D – Milestones

This Agreement is made effective the 11th day of August, 2008, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Advanced Technologies & Testing Labs, Inc. (hereinafter called “Licensee”), a small entity corporation organized and existing under the laws of Florida;

WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.Definitions

1.1“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property:

1.1.1the United States patent number [*]; and United States patent number [*], and all United States patents and foreign patents and patent applications based on this U.S. application;

1.1.2United States and foreign patents issued from the applications listed in 1.1.1 above and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described in the applications listed in 1.1.1 above and are dominated by the claims of those patent applications and patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by the University of Florida.

1.2“Licensed Product” and “Licensed Process” shall mean:

1.2.1In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee that:

(a)is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any product is made, used or sold; or

(b)is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold.

1.2.2In the case of a Licensed Process:

(a)any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced.

1.3“Net Sales” shall mean [*].

1.4The term “Affiliate” shall mean: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer or employee is also an officer or employee of Licensee or any person who is an officer or employee of Licensee.

1.5The term “Sublicensee” shall mean any third party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes and/or any of the intellectual property rights embodied in Licensed Patents.

1.6“Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.7“Development Report” shall mean a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.8“Licensed Field” shall be [*].

1.9“Licensed Territory” shall be worldwide.

Section 2.Grant

2.1License.

2.1.1License Under Licensed Patents

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Licensed Products and/or Licensed Processes. UFRF reserves to itself and the University of Florida the right to make and use Licensed Products and/or Licensed Processes solely for [*]. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions, the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.

2.2Sublicense.

2.2.1Licensee may grant written, Sublicenses to third parties. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

2.2.2In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products or Licensed Processes sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products or Licensed Processes sold by the Sublicensee, then Licensee shall pay UFRF [*]. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

2.2.3Licensee shall provide UFRF with an unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, at least [*] prior to the execution of the sublicense agreement.

2.2.4In the event that UFRF notifies Licensee in writing of a third party’s interest in a field of use which Licensee is not addressing at the time of receipt of the notice, Licensee shall respond to UFRF in writing within [*] of receipt of such notice to inform UFRF whether Licensee intends to pursue the Field of Use. If in such response, Licensee elects to forego the Field of Use, UFRF may terminate the Licensee’s license in said field and negotiate and execute said license directly.

Section 3.Due Diligence

3.1Development.

3.1.1Licensee agrees to and warrants that:

(a)it has the expertise necessary to independently evaluate and successfully commercialize the inventions of the Licensed Patents;

(b)it will establish and actively and diligently pursue the Development Plan (see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

(c)it will diligently develop markets for Licensed Products and Licensed Processes;

(d)and, until [*], it will supply UFRF with a written Development Report [*].

3.1.2Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before [*] or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet [*] or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

3.1.3Upon written request by Licensee to negotiate extensions of any milestones or due dates set forth in Appendix D, such request to be received by UFRF no less than [*] prior to any of the due dates subject of such request, set forth in this Section 3.1.3, such request fully describing Licensee’s diligent efforts to achieve the milestone required to be met by such due date, UFRF shall consider in good faith such requests. Upon granting such request, UFRF and Licensee shall negotiate such extensions in good faith.

3.1.4University of Florida policies may require approval of clinical trials involving technology invented at the University. Accordingly, Licensee will notify UFRF prior to commencing any clinical trials at the University of Florida or its affiliated medical facilities.

Section 4.Payments

4.1License Issue Fee.

Licensee agrees to pay to UFRF a license issue fee of [*] within [*].

4.2Royalty.

4.2.1Royalty on Licensed Patents. In addition to the Section 4.1 license issue fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as [*]. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of [*].

4.3Other Payments.

4.3.1Licensee agrees to pay UFRF minimum royalty payments, as follows:

Payment	Year
[*]	[*]
[*]	[*]
[*]	[*]

The minimum royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first minimum royalty payment shall be due on [*] and shall be in the amount of [*]. The minimum royalty for a given year shall be due in advance and shall be paid [*]. [*]

4.4Accounting for Payments.

4.4.1Amounts owing to UFRF under Sections and 4.3 shall be paid on a quarterly basis after the amount of minimum royalties paid is exceeded, with such amounts due and received by UFRF on or before [*]. Any amounts which remain unpaid after the date they are due to UFRF shall accrue interest from the due date at the rate of [*]. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-ofpocket UFRF expenses required to collect overdue payments due from this Section , Section or any other applicable section of this Agreement.

4.4.2Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

[*]

All royalties owing with respect to [*] stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment due date.

4.4.3A certified full accounting statement showing how any amounts payable to UFRF under Section 4.3 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C - UFRF Royalty Report of this Agreement.

4.4.4In the event no payment is owed to UFRF because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

4.4.5UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

Section 5.Certain Warranties and Disclaimers of UFRF

5.1UFRF warrants that it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

5.1.1a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.1.2a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.1.5a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.

5.2EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 6.Record Keeping

6.1Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than [*] after they are created or as required by federal law, both during and after the term of this Agreement.

6.2Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within [*] of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within [*] of receiving notice thereof along with applicable interest as described in Section 4.4.1. If a royalty payment deficiency for a calendar year exceeds [*] of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

6.3At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a selfaudit. Within [*] of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within [*] of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.4.l with the submission of the self-audit report to UFRF.

Section 7.Patent Prosecution

7.1UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2[*].

7.3[*]. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in writing of such status, within [*] of any such change. In the event that additional licenses are granted to licensees for alternate fields-of-use, patent expenses associated with Licensed Patents will be divided proportionally between the number of existing licensees beginning upon the Effective Date. In the case of foreign patent protection, if a licensee declines to reimburse UFRF for its proportional share of patent expenses in any particular country, then said licensee relinquishes the right to commercialize Licensed Products in the specified country.

Section 8.Infringement and Invalidity

8.1Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

8.2During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee.

8.3If within [*] after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not be unreasonably withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

8.4In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

8.5In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.6In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within [*] after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.7In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 9.Term and Termination

9.1The term of this license shall begin on the Effective Date of this Agreement and continue until the date that no Licensed Patent remains an enforceable patent.

9.2Licensee may terminate this Agreement at any time by giving [*] written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3UFRF may terminate this Agreement by giving Licensee [*] written notice if Licensee:

9.3.1is delinquent on any report or payment;

9.3.2is not diligently developing and commercializing Licensed Product and Licensed Process;

9.3.3misses a milestone described in Appendix D;

9.3.4is in breach of any provision;

9.3.5provides any false report;

9.3.6goes into bankruptcy, liquidation or proposes having a receiver control any assets;

9.3.7violates any laws or regulations of applicable government entities;

9.3.8shall cease to carry on its business pertaining to Licensed Patents; or

9.3.9if payments of earned royalties under Section 4.3 once begun, ceases for more than two (2) calendar quarters.

Termination under this Section 9.3 will take effect [*] after written notice by UFRF unless Licensee remedies the problem in that [*] period.

9.4UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any [*] period for failure to pay royalties, patent or any other expenses when due.

9.5Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

9.6Licensee shall be obligated to deliver to UFRF, within [*] of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

Section 10.Assignability

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF, in which case assignee assumes all responsibilities under this license.

Section 11.Dispute Resolution Procedures

11.1Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

11.1.1When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within [*] of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3Not more than [*] after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4Within [*] after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within [*], they shall each select one individual from the lists. Within [*], the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within [*] after the selection of a Neutral Advisor:

(a)The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b)The parties shall meet with the Neutral Advisor in [*] on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

11.1.5The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

11.2Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

Section 12.Product Liability; Conduct of Business

12.1Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

12.2Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, clinical trials, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within [*] after the execution of this Agreement and thereafter [*], Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least [*] prior written notice of any change in or cancellation of the insurance coverage.

Section 13.Use of Names

Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of UFRF in each case.

Section 14.Miscellaneous

14.1This Agreement shall be construed in accordance with the internal laws of the State of Florida

14.2The parties hereto are independent contractors and not joint venturers or partners.

14.3Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.5Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.7Licensee is responsible for any and all wire/bank fees associated with all payments due to UFRF pursuant to this agreement.

14.8Survival.

The provisions of this Section shall survive termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:

●	Section 6 Record Keeping
●	Section 9 Requirement to pay royalties on sale of Licensed Products made, and in process, at time of License Agreement termination
●	Section 12 Product Liability; Conduct of Business
●	Section 13 Use of Names
●	Section 18 Confidentiality

Section 15.Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given

●	when delivered personally, or
●	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or
●	the second day following the day on which the notice has been delivered prepaid to a national air courier service, or
●	five (5) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery).

15.1If to the University of Florida Research Foundation, Inc.:

[*]

with a copy to:

[*]

If to Licensee:

[*]

Section 16.Contract Formation and Authority

The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the parties. This Agreement shall automatically terminate and be of no further force and effect, without the requirement of any notice from UFRF to Licensee, if UFRF does not receive the License Issue Fee or certificates representing shares issued to UFRF pursuant to this Agreement, as applicable, within [*] of the Effective Date.

16.1UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.2Force Majeure.

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, hurricane, flood, acts of God, or default of common carrier. ln the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

Section 17.Confidentiality

17.1Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of [*] from termination or expiration of this Agreement.

Section 18.University Rules and Regulations

18.1Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6Cl l .0l l, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interest of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

/s/ David L. Day	Date:	August 12, 2008
David L. Day
Director, Office of Technology Licensing

ADVANCED TECHNOLOGIES & TESTING LABS, INC.

By:	/s/ Lovely Goswami	Date:	August 11, 2008

Lovely Goswami
President, Advanced Technologies & Testing Labs, Inc.

Appendix A - Development Plan

Appendix B - Development Report

Appendix C - UFRF Royalty Report

Appendix D - Milestones

FIRST AMENDMENT TO PATENT

LICENSE AGREEMENT NO. A7636

DATED 4 DECEMBER, 2008

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter referred to as “UFRFI”), and Advanced Technologies & Testing Labs, Inc., a corporation duly organized under the laws of the State of FL, and having its principal office at 6025 N.W. 13th Place, , Gainesville, FL, 32605, (hereinafter referred to as “Licensee”) entered into a license agreement effective 08/11/08 (hereinafter “License Agreement”);

WHEREAS, the parties now wish to amend the License Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

1.	The following section of the license agreement shall be re-written to read as follows: Section 7 .2 Patent Prosecution

Licensee shall pay to UFRF the sum of twelve thousand dollars ($12,000.00), to reimburse any and all expenses associated with the preparation, filing, prosecution, the issuance, maintenance, defense, and reporting of the Licensed Patents incurred prior to Effective Date. This amount shall be paid in three quarterly payments as follows:

First installment of $4,000 payable on or before to Dec. 15, 2008. Second installment of $4,000 payable on or before March 1, 2009. Third and final installment of $4,000 payable on or before June 1, 2009.

2.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.
3.	This amendment shall be executed in duplicate and shall be referred to as the First Amendment.
UNIVERSITY OF FLORIDA		ADVANCED TECHNOLOGIES &
RESEARCH FOUNDATION, INC.		TESTING LABS, INC.

By:	/s/ David L. Day	By:	/s/ Lovely Goswami
Name:	David L. Day	Name:	Lovely Goswami
Title:	Director of Technology Licensing	Title:	President
Date:	December 15, 2008	Date:

SECOND AMENDMENT TO

LICENSE AGREEMENT NO. A7636

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter referred to as “UFRFI”), and Advanced Technologies & Testing Labs, In, a corporation duly organized under the laws of the State of FL, and having its principal office at 3802 Spectrum Blvd., Suite 143, Tampa, FL, 33612, (hereinafter referred to as “Licensee”) entered into a license agreement effective 08/11/08 (hereinafter “License Agreement”);

WHEREAS, the parties amended the License Agreement by that First Amendment dated December 15, 2008;

WHEREAS, the parties now wish to further amend the License Agreement by this Second Amendment effective May 19, 2011;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the patties hereto agree as follows;

1.The following section of the license agreement shall be re-written to read as follows:•

Section 3 Due Diligence

3.1.2Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before [*] or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet [*] or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

Section 4 Payments

4.3Other Payments

4.3.1Licensee agrees to pay UFRF minimum royalty payments, as follows:

Payment	Year
[*]	[*]
[*]	[*]
[*]	[*]

[*]

2.All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.

3.This amendment shall be executed in duplicate and shall be referred to as the Second Amendment.

UNIVERSITY OF FLORIDA		ADVANCED TECHNOLOGIES &
RESEARCH FOUNDATION, INC.		TESTING LABS, INC.

By:	/s/ David L. Day	By:	/s/ Lovely Goswami
Name:	David L. Day	Name:	Lovely Goswami
Title:	Director of Technology Licensing	Title:	President
Date:	December 22, 2011	Date:	December 4, 2011

Amended Appendix A - Development Plan

THIRD AMENDMENT TO

LICENSE AGREEMENT NO. A7636

WHEREAS, the University :of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter referred to as “UFRFI”), and Advanced Technologies & Testing Labs, In, a corporation duly organized under the laws of the State of Florida, and having its principal office at 3802 Spectrum Blvd., Suite 143, Tampa, FL, 33612, (hereinafter referred to as “Licensee”) entered into a license agreement effective August 11, 2008 (hereinafter “License Agreement”);

WHEREAS, the parties amended the License Agreement by that First Amendment dated December 15, 2008;

WHEREAS, the parties amended the License Agreement by a Second Amendment effective May 19, 2011; and

WHEREAS, the parties now wish to further amend the License Agreement by this Third Amendment effective August 6, 2012;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

1.	The following section of the license agreement shall be re-written to read as follows:

Section 3Due Diligence

3.1.2Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before [*] or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet the milestones shown in Amended Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

Section 4Payments

4.3Other Payments

4.3.1Licensee agrees to pay UFRF minimum royalty payments, as follows:

Payment	Year
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Section 7Patent Prosecution

7.3Licensee currently owes [*]. Licensee will pay this amount in full by [*]plus any new accruing patent costs incurred between [*].

2.All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.

3.This amendment shalt be executed in duplicate and shall be referred to as the Third Amendment.

UNIVERSITY OF FLORIDA		ADVANCED TECHNOLOGIES &
RESEARCH FOUNDATION, INC.		TESTING LABS, INC.

By:	/s/ David L. Day	By:	/s/ Lovely Goswami
Name:	David L. Day	Name:	Lovely Goswami
Title:	Director of Technology Licensing	Title:	President
Date:	September 16, 2012	Date:	September 14, 2012

FOURTH AMENDMENT TO LICENSE AGREEMENT No. A7636

WHEREAS, the University of Florida .Research Foundation, Inc,, a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter, “UFRF”) and Advanced Technologies and Testing Labs, Inc., a corporation duly organized under the laws of the State of Florida, and having its principal office at 3802 Spectrum Blvd, Suite L43, Tampa FL 33612 (hereinafter, “Licensee”) entered into a license agreement effective August 11,2008 (hereinafter, “License Agreement”).

WHEREAS, the parties amended the License Agreement by that First Amendment dated December 15,2008;

WHEREAS the parties amended the License Agreement by a Second Amendment effective May 19,2011;

WHEREAS, the parties amended the License Agreement by that Third Amendment effective August 6, 2012;

WHEREAS, the now wish to further amend the License Agreement by this Fourth Amendment, effective February 28,2014;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein tire parties hereto agree, as follows:

1.) Section 1,8, pursuant to the Licensed Field shall be amended to read, as follows: ““Licensed Field” shall be [*].”

2.) All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

BY:	/s/ David L. Day	DATE:	3/4/14

Name and Title: David L. Day, Director of Technology Licensing

ADVANCE&TECHNOLOGÏES & TESTING LABS

BY:	/s/ Lovely Goswami	DATE:	2/27/14

Name and Title: Lovely Goswami, President.

FIFTH AMENDMENT TO

LICENSE AGREEMENT NO. A7636

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter referred to as “UFRF”), and Advanced Technologies & Testing Labs, Inc., a corporation duly organized under the laws of the State of Florida, and having its principal office at 3802 Spectrum Blvd. Suite 143, Tampa, FL, 33612, (hereinafter referred to as “Licensee”) entered into a License Agreement effective August 11, 2008 (hereinafter “License Agreement”);

WHEREAS, the parties amended the License Agreement by a First Amendment on December 15,2008;

WHEREAS, the parties amended the License Agreement again by a Second Amendment on May 19,2011;

WHEREAS, the parties further amended the License Agreement by a Third Amendment on August 6, 2012;

WHEREAS, the parties further amended the License Agreement by a Fourth Amendment on February 28, 2014;

WHEREAS, the parties now wish to further amend the License Agreement by this Fifth Amendment effective April 17, 2014.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

1.The following section of the License Agreement shall be re-written to read as follows:

Section 4 Payments

4.3Other Payments

Payment	Year
$1,000	2010-2011
$250	Q1 2012 (already paid)
$0.00	Q2 2012 - Q4 2014 (payments suspended)
$3,000	2015
$5,000	2016 and each year thereafter on the same date, for the life of this Agreement.

[*]

2.All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.

3.This amendment shall be executed in duplicate and shall be referred to as the First Amendment.

UNIVERSITY OF FLORIDA		ADVANCED TECHNOLOGIES &
RESEARCH FOUNDATION, INC.		TESTING LABS, INC.

By:	/s/ David L. Day	By:	/s/ Lovely Goswami
Name:	David L. Day	Name:	Lovely Goswami
Title:	Director of Technology Licensing	Title:	President
Date:		Date:	April 28, 2014

SIXTH AMENDMENT TO

LICENSE AGREEMENT NO. A7636

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter referred to as “UFRF”), and Advanced Technologies & Testing Labs, Inc., a corporation duly organized under the laws of the State of Florida, and having its principal office at 3802 Spectrum Blvd. Suite 143, Tampa, FL, 33612, (hereinafter referred to as “Licensee”) entered into a License Agreement effective August 11, 2008 (hereinafter “License Agreement”);

WHEREAS, the parties amended the License Agreement by a First Amendment on December 15, 2008;

WHEREAS, the parties amended the License Agreement by a Second Amendment on May 19, 2011;

WHEREAS, the parties further amended the License Agreement by a Third Amendment on August 6, 2012;

WHEREAS, the parties further amended the License Agreement by a Fourth Amendment on February 28, 2014;

WHEREAS, the parties further amended the License Agreement by a Fifth Amendment on April 17, 2014;

WHEREAS, the parties now wish to further amend the License Agreement with this Sixth Amendment.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

2.The University of Florida Research Foundation, Inc. approves the transfer of the License Agreement A7636 to Transformair, LLC, and Transformair, LLC assumes all responsibilities of the License Agreement and its Amendments.

3.All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.

4.This amendment shall be effective October 31, 2014 and shall be referred to as the Sixth Amendment

UNIVERSITY OF FLORIDA		ADVANCED TECHNOLOGIES &
RESEARCH FOUNDATION, INC.		TESTING LABS, INC.

By:	/s/ David L. Day	By:	/s/ Lovely Goswami
Name:	David L. Day	Name:	Lovely Goswami
Title:	Director of Technology Licensing	Title:	President
Date:	11/4/14	Date:	10/31/19

TRANSFORMAIR, LLC

/s/ Lovely Goswami
By:	Lovely Goswami
Title:	Manager
Date:	10/31/14

SEVENTH AMENDMENT TO

LICENSE AGREEMENT NO. A7636

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at [*] (hereinafter referred to as “UFRF”), and Transformair, Inc., a corporation duly organized under the laws of the State of Florida, and having its principal office at 3802 Spectrum Blvd., Suite 143, Tampa, FL, 33612, (hereinafter referred to as “Licensee”) entered into a License Agreement effective August 11, 2008 (hereinafter “License Agreement”);

WHEREAS, the parties amended the License Agreement by a First Amendment on December 15, 2008;

WHEREAS, the parties amended the License Agreement by a Second Amendment on May 19, 2011;

WHEREAS, the parties amended the License Agreement by a Third Amendment on August 6, 2012;

WHEREAS, the parties amended the License Agreement by a Fourth Amendment on February 28, 2014;

WHEREAS, the parties amended the License Agreement by a Fifth Amendment on April 17, 2014;

WHEREAS, the parties amended the License Agreement by a Sixth Amendment on October 31, 2014;

WHEREAS, the parties now wish to further amend the License Agreement by this Seventh Amendment.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

1.The following section of the license agreement shall be re-written to read as follows:

Section 4.2Royalty.

4.2.1Royally on Licensed Patents. In addition to the Section 4.1 license issue fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales. The royalty is deemed earned as of [*]. The royalty shall remain fixed while this Agreement is in effect at a rate of one and one-half percent (1.5%) of Net Sales.

However, at the time of the writing of this Amendment, Licensee is in negotiations with potential investors. In an effort to assist Licensee in securing funding, UFRF agrees that the rate will remain at [*] through [*]; and then will reduce to [*] between [*]; and will reduce again to [*] for [*]. This change is contingent on the Licensee obtaining at least [*].

If funding of at least [*] is not obtained by June 30, 2016, the royalty rate will revert back to the original 1.5% of all Net Sales.

2.All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Amendment.

3.This amendment shall be effective September 8, 2015 and shall be referred to as the Seventh Amendment.

UNIVERSITY OF FLORIDA		TRANSFORMAIR, INC.
RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	By:	/s/ Lovely Goswami
Name:	David L. Day	Name:	Lovely Goswami
Title:	Director of Technology Licensing	Title:	President
Date:	September 21, 2015	Date:	September 18, 2015